UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

Norfolk Southern Corporation

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FOR IMMEDIATE RELEASE

Norfolk Southern Annual Meeting – Vote before May 9 to protect the value of your investment

Shareholders’ decision will determine the future of Norfolk Southern

Norfolk Southern strongly urges shareholders to vote the WHITE proxy card FOR ONLY

Norfolk Southern’s 13 highly skilled director nominees

ATLANTA, May 7, 2024 – Norfolk Southern Corporation (NYSE: NSC) Tuesday reminded shareholders to protect the value of their investment by voting ahead of the 2024 Annual Meeting, which will be held on May 9, 2024.

Norfolk Southern recommends all shareholders vote the WHITE proxy card electronically FOR ONLY Norfolk Southern’s 13 nominees. For more information on how to vote, please click here.

Norfolk Southern’s board firmly believes all 13 of the company’s director nominees are highly qualified to oversee the company’s balanced strategy – a strategy that is driving operational improvements and designed to deliver superior shareholder value. In contrast, Ancora is attempting to implement wholesale change designed to overturn the company’s strategy. That includes overhauling the company’s management team and implementing an ill-conceived strategy that would undermine the important progress Norfolk Southern has made and introduce significant risks to the business, including making the company less safe. Leading proxy advisory firm Institutional Shareholder Services (ISS) has endorsed the continued leadership of CEO Alan Shaw and recognized the benefits of the company’s strategy by recommending that shareholders vote for a majority of Norfolk Southern’s director nominees.

In deciding your vote, Norfolk Southern urges you to consider that the company has:

The Right Team: CEO Alan Shaw & COO John Orr are leading A Better Way

•	CEO Alan Shaw is a crisis-tested leader who has taken decisive action to ensure the successful execution of Norfolk Southern’s strategic transformation.

•	Recently appointed COO John Orr is a proven operator, with a track record of implementing precision scheduled railroading (PSR), who is accelerating Norfolk Southern’s operating plan.

•

Together, their leadership will position the company to become the gold standard of safety in the industry, drive meaningful margin improvement, and outperform peers during freight recovery cycles, while delivering industry-leading service for customers and forging strong relationships with key stakeholders.

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The Right Strategy: Creating long-term value by delivering reliable, resilient service and responsibly driving productivity

•	Norfolk Southern’s balanced strategy is grounded in a PSR operating plan that ensures the company’s network is flexible, properly resourced, and disciplined in operational execution.

•	Norfolk Southern’s modern approach will sustainably grow volumes over the long term, prevent avoidable pitfalls and service challenges, and ultimately deliver superior shareholder value.

•

Norfolk Southern is on a clear and achievable path to deliver a sub-60% operating ratio in 3-4 years[1] and close the margin gap with peers – without stripping the company “down to the studs,[2]” which would require massive furloughs, impair service, and lose customers.

The Right Approach to Safety: Norfolk Southern is committed to making a safe railroad even safer and being the gold standard for safety in the industry

•

Norfolk Southern is taking a comprehensive approach to safety: implementing a Six-Point Safety Plan and working with a leading independent safety consultant with Nuclear Navy experience, as well as investing in infrastructure, strengthening safety culture, and advancing a leading role in innovative technology.

•	The board formed a Safety Committee in 2019 focused on the company’s safety culture, including oversight of key safety initiatives and performance on safety metrics.

•

Norfolk Southern has collaborated with craft colleagues to enhance training and engagement. We became the first Class I railroad to partner with the FRA and labor unions in the Confidential Close Call Reporting System.

•	Thanks to all those efforts and many more, we reduced mainline accidents by 38% to the lowest level since 1999, placing us among the safest Class I railroads.

The Right Board: Norfolk Southern’s board is an agent of change to enhance shareholder value

•	Norfolk Southern’s board has taken critical steps to hold management accountable, oversee the execution of its balanced strategy, and position the company for long-term value creation.

•	The board is composed of industry leaders with significant, complementary, and diverse expertise to oversee the company’s strategy and drive sustainable value.

•	The board embraces change and feedback from investors and has led a comprehensive refreshment process to ensure alignment with shareholders’ best interests.

[1]	The operating ratio improvements represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.
[2]	Source: Fireside chat with Deutsche Bank’s Transportation and Shipping markets analyst Amit Mehrotra on April 15, 2024.

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Ancora’s reckless plan and demands for a wholesale overhaul of management and the board present significant risk to the company. These draconian changes would decelerate the momentum of Norfolk Southern’s strategic transformation and destroy long-term value for shareholders. Protect the value of your investment from Ancora’s outdated, destructive agenda and vote the WHITE proxy card FOR ONLY Norfolk Southern’s 13 highly skilled director nominees TODAY.

Please simply DISCARD any blue proxy card you may receive from Ancora. If you inadvertently voted using a blue proxy card, you may cancel that vote simply by voting again TODAY using the company’s WHITE proxy card. Only your latest-dated vote will count.

The company’s proxy statement and other important information related to the Annual Meeting can be found at VoteNorfolkSouthern.com

If you have any questions or require any assistance with respect to voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

1 (877) 750-9496 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other countries)

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

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Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s

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subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This document includes the presentation and discussion of adjusted operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period to period comparisons by excluding the costs arising from the East Palestine incident, and in 2024, also excluding other charges relating to restructuring efforts, shareholder matters and a deferred tax adjustment. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, including full year 2024 adjusted operating ratio guidance and our longer term adjusted operating ratio target, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non-GAAP)
	($ in millions, except per share amounts)
Income from railway operations	$2,851	$1,116	$3,967
Income taxes	$493	$270	$763
Net income	$1,827	$846	$2,673
Diluted earnings per share	$8.02	$3.72	$11.74
Railway operating ratio (percent)	76.5	(9.1)	67.4

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